                                                                     EXHIBIT 4.6

                     AMENDED AND RESTATED PLEDGE AGREEMENT


     This Amended and Restated Pledge Agreement (as amended, restated, supplemented, renewed or otherwise modified from time to time, this "Agreement") is entered into as of July 17, 1996, by IDEX Corporation, a Delaware corporation (the "Company"), and any Subsidiary which may hereafter become a party hereto in accordance with Section 6.5 hereof (each a "Pledgor" and collectively, the "Pledgors"), in favor of Bank of America Illinois, as Agent (in such capacity, the "Agent") for itself and the financial institutions from time to time party to the Credit Agreement described below (the "Banks").

                                   RECITALS:

     A. The Company, the Agent and the Banks entered into that certain Third Amended and Restated Credit Agreement dated as of July 17, 1996. The Third Amended and Restated Credit Agreement as now in effect or hereafter extended, renewed, modified, supplemented, amended or restated is hereinafter called the "Credit Agreement".

     B. The Banks are willing to continue to make certain Loans to the Company and the Issuing Bank is willing to continue to issue Letters of Credit for the account of the Company as provided in the Credit Agreement on the condition (among others) that the Pledgors enter into this Agreement.

     C. The Company has previously entered into pledges (See Recital D below) pursuant to that certain Credit Agreement, among the Company, Agent and various banking institutions, dated January 22, 1988 (herein, as amended by the First Amendment dated as of May 22, 1989, a Letter Agreement dated as of May 7, 1991, the Amended and Restated Credit Agreement dated as of May 4, 1992, the Second Amended and Restated Credit Agreement dated as of January 29, 1993, which in turn was amended by the First Amendment dated as of May 23, 1994, the Second Amendment dated as of October 24, 1994, the Third Amendment dated as of February 28, 1995, the Fourth Amendment dated November 1, 1995 and the Fifth Amendment dated December 22, 1995), and such pledges are hereby deemed to be amended and restated by this Agreement.

     D. The Company is party to that certain Senior Pledge Agreement, dated January 22, 1988, by and between the Company and Bank of America Illinois (successor to Continental Illinois National Bank and Trust Company of Chicago). That certain Senior Pledge Agreement was subsequently amended on the following dates: May 7, 1991, May 4, 1992, October 24, 1994, and November 1, 1995.
Pursuant to these amendments, capital stock and intercompany notes of the following subsidiaries were pledged by the Company: Corken, Inc. (successor to CIC Acquisition Corp.); Pulsafeeder, Inc. (successor to PLF Acquisition Corporation and MCL Acquisition Corporation); Hale Products, Inc.; and Micropump, Inc. The foregoing Senior Pledge Agreement, as amended, is hereinafter referred to as the "Original Pledge Agreement".


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     E. In order to induce the Banks to continue to make such Loans available to the Company and to induce the Issuing Bank to continue to issue such Letters of Credit for the account of the Company, and for other valuable consideration, the Company is required to execute and deliver this Agreement and to grant to Agent under this Agreement a continuing Security Interest in


         (1) all Pledged Notes; and

         (2) all Pledged Shares.

     F. Pledgor hereby agrees that the Original Pledge Agreement is hereby amended and restated in its entirety as follows:

                                   ARTICLE I
                                  DEFINITIONS


     1.1. Certain Terms. The following terms (whether or not underscored) when used in this Agreement shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

     "Agent" shall have the meaning provided in the preamble hereto.

     "Banks" shall have the meaning provided in the preamble hereto.

     "Company" shall have the meaning provided in preamble hereto.

     "Collateral" shall have the meaning provided in Section 2.1 below.

     "Credit Agreement" shall have the meaning provided in Recital A hereto.

     "Default" shall mean any Event of Default or any event or condition which, with notice or lapse of time or both, would constitute an Event of Default.

     "Distributions" shall mean all stock dividends, liquidating dividends, shares of stock resulting from stock splits, reclassifications, warrants, options, non-cash dividends and other distributions on or with respect to any shares of capital stock whether similar or dissimilar to the foregoing but shall not mean Dividends as that term is defined herein.

     "Dividends" shall mean cash dividends and cash distributions made out of capital surplus.

     "Instrument" shall mean any document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any right to any security interest is granted or perfected.

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     "Instrument executed pursuant hereto" and similar terms shall mean the
Pledged Notes and each Instrument executed and delivered by the Company or any Subsidiary pursuant to this Agreement, whether or not mentioned herein.

     "Intercompany Note" means a promissory note from a Subsidiary of the Company to the Company in a form satisfactory to Agent and required to be pledged pursuant to the Agreement.

     "Note" shall mean any promissory note of the Company executed and delivered pursuant to the Credit Agreement to evidence any Loans made thereunder and any other promissory note of the Company accepted by any Bank in substitution or replacement therefor.

     "Obligations" shall have the meaning ascribed to it in the Credit
Agreement.

     "Pledged Notes" shall mean all Intercompany Notes either in the form as they currently exist and hereafter substantially in the form of Exhibit A
(with only such changes as are agreed to by the Agent) identified on Schedule
I attached hereto (as the same may be amended from time to time) which are now being delivered by the Company to Agent or may from time to time hereafter be delivered by the Company or any Subsidiary for the purpose of pledge under this Agreement.

     "Pledged Property" shall mean the Pledged Notes and/or the Pledged Shares.

     "Pledged Shares" shall mean the certificates representing the shares of the capital stock as identified on Schedule II attached hereto (as the same may be amended from time to time) which are now being delivered by the Company to Agent or may from time to time hereafter be delivered by the Company or any Subsidiary for the purpose of pledge under this Agreement.

     "Pledgor" shall have the meaning provided in the preamble hereto.

     "Ratably" or "Ratable Distribution" shall mean, in the context of a distribution of Collateral or a distribution of proceeds of any of the Collateral, an allocation of such moneys among the Banks pro rata in accordance with their respective proportion of the aggregate dollar amount of the obligations to which the distribution is being applied.

     "Security Instrument" shall mean any security agreement, chattel mortgage, assignment, financing or similar statement or notice, continuation statement, other agreement or Instrument, or amendment or supplement to any thereof, providing for, evidencing or perfecting any Security Interest.

     "Security Interest" shall mean any interest in any real or personal property or fixture which secures payment of performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other Security Interest of any kind, whether arising under a Security Instrument or as a matter of law, judicial process or otherwise.



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     1.2. Credit Agreement Definitions. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings given to such terms from time to time in the Credit Agreement. References to the Banks or any Bank herein shall include the Issuing Bank in its capacity as a Bank and as Issuing Bank.

     1.3. References to Parties. References to any party in this Agreement shall include its permitted successors and assigns.

                                   ARTICLE II
                                     PLEDGE


     2.1. Grant of Security Interest. As security for payment of all Obligations of such Pledgor, each Pledgor hereby ratifies and confirms its pledge and grant of a security interest pursuant to the Original Pledge Agreement and hereby pledges, assigns and transfers to Agent and grants to Agent a continuing security interest in and to the Pledged Property, whether now or hereafter delivered by such Pledgor to Agent, together with all Dividends, Distributions, interest and other payments and rights with respect thereto and all proceeds of any of the foregoing (all of the items referred to in this Section 2.1 being herein called the "Collateral"). Any Pledged Notes delivered by each Pledgor To Agent which, notwithstanding any applicable requirement of this Agreement or the Credit Agreement, were not endorsed by each Pledgor to the order of Agent, and upon the occurrence of any Event of Default any other Collateral delivered by each Pledgor to Agent which was not endorsed by each Pledgor to the order of Agent, may be so endorsed by Agent on behalf of each Pledgor.

     All advances, charges, costs and expenses, including reasonable attorneys' fees, incurred or paid by Agent in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof or thereof, shall, to the extent lawful, become a part of the Obligations secured hereby.

     2.2. Release of Pledged Property.

          (a) In the event that each Pledgor, to the extent permitted under the Credit Agreement, disposes of all Pledged Shares issued by any Subsidiary or any Subsidiary disposes of all or substantially all of its assets then, upon the occurrence of such disposition and each Pledgor's prepayment of such amounts, if any, then required by the Banks to be paid on the Obligations, the Pledged Note issued by such Subsidiary and/or, if applicable, the Pledged Shares issued by such Subsidiary, shall cease to be Pledged Property and shall be released by the Agent to each Pledgor. Any such release may occur pursuant to an escrow or other arrangement for a concurrent disposition and release.

          (b) In the event that any Dividend is paid on any Pledged
     Shares or any interest or principal is paid on any Pledged Notes at a time when no Default of the nature referred to in clauses (f) or (g) of
     Section 9.01 of the Credit Agreement and no Event of Default has


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              occurred and is continuing and the proceeds thereof are not applied to any of the Obligations, such Dividend or interest or principal shall thereupon cease to be Pledged Property and shall be deemed to be released by Agent to each Pledgor.

                                 ARTICLE III
                              CERTAIN UNDERTAKINGS

     3.1. Payments of Pledged Notes. Subject to the restrictions of Section 3.3 below, any Subsidiary which is obligated under any Pledged Note may prepay such Pledged Note in whole or in part without premium or penalty.

     3.2. Quarterly Reports. Each Pledgor shall provide each Bank, as part of the financial information delivered quarterly pursuant to clause (b) of Section
7.01 of the Credit Agreement (commencing with the fiscal quarter ending June
30, 1996), a schedule, in form satisfactory to each Bank, setting forth as to each Pledged Note on the last day of the fiscal quarter for which such information is delivered:

                   (a) its maker, date and original principal amount;

                   (b) its actual outstanding principal amount on the last day of such fiscal quarter;

                   (c) the amount of all prepayments of such Pledged Note made during such quarter.

     3.3. Additional Undertakings. Except in connection with any action permitted by Section 2.2, each Pledgor will not, without the prior written consent of Agent,

                   (a) enter into any agreement amending, supplementing or
              waiving any provision of any Pledged Note or compromising or releasing or extending the time for payment of any obligation of the maker thereunder; or

                   (b) take or omit to take any action the taking or omission of which would result in any impairment or alteration of any obligation of the maker of any Pledged Note.

                                   ARTICLE IV
                                WARRANTIES, ETC.

     Each Pledgor represents and warrants unto Agent and each Bank that at the date of each pledge hereunder by each Pledgor to Agent of any Pledged Property,

                   (a) Each Pledgor is or will then be the lawful owner of,
              and has or will have good and marketable title to (and has or will have full right and authority to pledge and assign),



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              such Pledged Property, free and clear of all liens or
              encumbrances except any lien or security interest granted pursuant hereto in favor of Agent or otherwise permitted by the Credit Agreement;

                   (b) the Pledged Notes then pledged hereunder are in full
              force and effect and are enforceable in accordance with their respective terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally and general principles of equity;

                   (c) the pledge of the Pledged Property then pledged
              hereunder is effective to create a valid first lien on and a first perfected security interest in such Pledged Property;

                   (d) in the case of any Pledged Shares, all of such Pledged
              Shares have been duly and validly issued, are fully paid and non-assessable; and

                   (e) the Pledged Shares constitute the percentage of the
              shares of capital stock of the Domestic Subsidiaries specified on
              Schedule II hereto or in the supplement pursuant to which such shares have been pledged.

                                   ARTICLE V
                      BENEFIT OF PLEDGED SECURITIES, ETC.

     5.1. Protect Collateral. Except in connection with any action permitted by
Section 2.2. each Pledgor will not sell, assign, transfer, pledge or encumber in any other manner the Collateral (except in favor of Agent hereunder). Each Pledgor will warrant and defend the right and title herein granted unto Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever except as permitted by the Credit Agreement.

     5.2. Stock Powers. Endorsements. etc. Each Pledgor agrees that all Pledged Notes delivered by each Pledgor pursuant to this Agreement will be duly endorsed by each Pledgor to the order of Agent and that all Pledged Shares delivered by each Pledgor pursuant to this Agreement will be accompanied by duly executed undated blank stock powers. Each Pledgor will, from time to time, upon request of Agent, promptly execute such endorsements and deliver to Agent such stock powers and similar documents, satisfactory in form and substance to Agent, with respect to the Collateral as Agent may reasonably request and will, from time to time, upon request of Agent, after the occurrence and during the continuance of any Event of Default, promptly transfer any shares which are part of the Collateral into the name of any nominee designated by Agent.

     5.3. Certain Other Agreements Regarding Collateral. Subject to Section 2.2, each Pledgor will, at all times, keep pledged to Agent pursuant hereto all of the Pledged Notes, all Distributions, all shares of capital stock of each Domestic Subsidiary, that is a Material Subsidiary existing as of





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the date hereto and each Domestic Subsidiary which becomes a Material
Subsidiary after the date hereof, and 65% of shares of capital stock of each direct Foreign Subsidiary which becomes a Material Subsidiary after the date hereof, and all other securities, instruments and rights from time to time received by or distributable to each Pledgor in respect of any Collateral.

     Each Pledgor agrees to deliver (properly endorsed where required hereby or requested by Agent) to Agent:

                   (a) after, but not prior to, the time that any Default of
              the nature referred to in clause (f) or (g) of Section 9.01 of the Credit Agreement or an Event of Default shall have occured and be continuing, promptly upon receipt thereof by each Pledgor and without any request therefor by Agent, all Dividends, all interest and other cash payments and all cash proceeds of the Pledged Property and other Collateral, all of which shall be held by Agent as additional Collateral for use in accordance with
              Section 5.5; and

                   (b) after a Default of the nature referred to in clause (f)
              or (g) of Section 9.01 of the Credit Agreement or an Event of Default shall have occurred, promptly upon request of Agent, such proxies and other documents as may be necessary to allow Agent to exercise the voting power with respect to any share of capital stock included in the Collateral;

provided, however, that unless a Default of the nature referred to in clause
(f) or (g) of Section 9.01 of the Credit Agreement or an Event of Default shall have occurred and be continuing, each Pledgor shall, subject to Article III, be entitled:

                   (c) to exercise as it shall deem fit, but in a manner not
              inconsistent with the terms of the Credit Agreement, Loan Document, any Note or any Instrument executed pursuant thereto, the voting power and all other incidental rights of ownership with respect to any Pledged Shares or any Pledged Notes (subject to each Pledgor's obligation to deliver to Agent such capital stock and Subsidiary Notes in pledge hereunder); and

                   (d) to the prompt return from Agent of any and all such
              Dividends, all interest and other cash payments and all cash proceeds of the Pledged Property and other Collateral delivered to the Agent in accordance with clause (a) of Section 5.3 after payment in full of all Obligations then due or to become due within 30 days thereafter.

     All Dividends, Distributions, interest and payments which may at any time and from time to time be held by each Pledgor but which each Pledgor is then obligated to deliver to Agent, shall, until delivery to Agent, be held by each Pledgor separate and apart from its other property in trust for Agent.

     Agent agrees that unless an Event of Default shall have occurred and be continuing, Agent shall, upon the written request of each Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by each Pledgor which are necessary to allow each Pledgor

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to exercise voting power with respect to any share of capital stock included in the Collateral; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken by each Pledgor that would impair the Collateral or be inconsistent with or violate any provision of this Agreement, the Credit Agreement, Loan Documents, any Note or any Instrument executed pursuant to the Credit Agreement.

     5.4. Actions upon Event of Default. Whenever an Event of Default shall have occurred and be continuing, Agent shall have all rights and remedies of a secured party after default under the Uniform Commercial Code as in effect in the State of Illinois or other applicable law to the extent not inconsistent with all rights provided hereby. Any notification required by law of intended disposition by Agent of any of the Collateral shall be deemed reasonably and properly given if given at least 30 days before such disposition. Without limitation of the above, Agent may, upon direction of the Majority Banks, from time to time, before the Obligations shall be declared due and payable, but only if an Event of Default shall have occurred and be continuing, without prior notice to each Pledgor, take all or any of the following actions:

                   (a) transfer all or any part of the Collateral into the name of Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder;

                   (b) notify the parties obligated on any of the Collateral to make payment to Agent of any amount due or to become due thereunder;

                   (c) enforce collection of any of the Collateral by suit or otherwise;

                   (d) endorse any checks, drafts or other writings in each
              Pledgor's name to allow collection of the Collateral; and

                   (e) take control of any proceeds of the Collateral.

Without limitation of the above, Agent may, upon direction of the Majority Banks, whenever an Event of Default shall have occurred and be continuing, and the Obligations shall have been declared immediately due and payable, without prior notice to each Pledgor, take all or any of the following actions:

                   (f) transfer all or any part of the Collateral into the name of Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder;

                   (g) notify the parties obligated on any of the Collateral to make payment to Agent of any amount due or to become due thereunder;


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


                   (h) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

                   (i) endorse any checks, drafts or other writings in each
              Pledgor's name to allow collection of the Collateral;

                   (j) take control of any proceeds of the Collateral; and

                   (k) execute (in the name, place and stead of each Pledgor)
              endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

     In furtherance of the foregoing, each Pledgor hereby irrevocably constitutes and appoints the Agent, as its true and lawful attorney-in-fact with full power and authority in the name and in the place and stead of each Pledgor, and in its own name, effective upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action (in law or in equity) which Agent may deem desirable to accomplish the purposes of this Agreement.

     Each Pledgor understands that compliance with the federal securities laws, applicable blue sky or other state securities laws or similar laws analogous in purpose or effect may strictly limit the course of conduct of Agent if Agent were to attempt to dispose of all or any part of the Collateral and may also limit the extent to which or the manner in which any subsequent transferee of the Collateral may dispose of the same. Accordingly, each Pledgor agrees that IF ANY COLLATERAL IS SOLD AT ANY PUBLIC OR PRIVATE SALE, AGENT MAY ELECT TO SELL ONLY TO A BUYER WHO WILL GIVE FURTHER ASSURANCES, SATISFACTORY IN FORM AND SUBSTANCE TO AGENT, RESPECTING COMPLIANCE WITH THE REQUIREMENTS OF THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED; AND A SALE SUBJECT TO SUCH CONDITION SHALL BE DEEMED COMMERCIALLY REASONABLE. Without limiting the generality of the foregoing, the provisions of this paragraph would apply if, for example, Agent were to place all or any part of the Collateral for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Collateral for its own account, or if Agent placed all or any part of the Collateral privately with a purchaser or purchasers.

     5.5. Application of Moneys. Any moneys received by Agent upon payment to it of any Collateral held by it or as proceeds of any of the Collateral may be applied by Agent to the payment of any expenses incurred by it in connection with the Collateral, including, without limitation, reasonable attorneys' fees and legal expenses and all amounts payable by each Pledgor under Section 11.04 of the Credit Agreement. Any balance of such moneys so received by Agent shall be applied by Agent:

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                   (a) first, Ratably, (i) to the unpaid interest (including, without limitation, post-petition interest) accrued and then due on all Notes (including any premium, if any, thereon), and (ii) to all unpaid closing, commitment and agents fees, if any, accrued and then due;

                   (b) second, Ratably among all holders of Notes on account of all principal of the Notes then due;

                   (c) third, if any Event of Default shall have occurred and be continuing, Ratably l) to the unpaid interest accrued on all Notes not then due, (ii) to the outstanding principal amount of all Notes not then due, and (iii) to the payment in full of all other items which constitute Obligations under the definition thereof;

                   (d) fourth, if any Event of Default shall have occurred and be continuing and all items which constitute Obligations under the definition thereof, whether or not then due, shall have been paid in full, ratably to all other Obligations to any Bank then due; and

                   (e) fifth, if no Event of Default shall have occurred and be continuing or after payment in full of all Obligations and other obligations referred to above, to the payment to each Pledgor or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such moneys.

                                   ARTICLE VI
                                 MISCELLANEOUS

     6.1. Obligations Not Affected. The obligations of each Pledgor under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by:

                   (a) any amendment or modification or addition or supplement to the Credit Agreement, or any Instrument contemplated thereby or any assignment or transfer thereof, except amendments or modifications hereto effected in accordance with Section 6.5;

                   (b) any exercise, non-exercise or waiver by Agent or any
              Bank of any right, remedy, power or privilege under or in respect of this Agreement, the Credit Agreement or any Instrument executed pursuant hereto;

                   (c) any waiver, consent, extension, indulgence or other
              action or inaction in respect of this Agreement, the Credit Agreement or any Instrument executed pursuant hereto or any assignment or transfer of any thereof; or

                   (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, or the like, of each Pledgor or any other Person, whether or not each Pledgor shall have notice or knowledge of any of the foregoing.


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     6.2. Protection of Collateral. Agent may from time to time, at its option, perform any act which each Pledgor agrees hereunder to perform and which a Pledgor or Pledgors fails to perform after being requested in writing to so perform (it being understood that no such request need be given aver the occurrence and during the continuance of any Event of Default) and Agent may from time to time take any other action which Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein. Such Pledgor or Pledgors will, upon demand, repay to Agent all moneys advanced by Agent in connection with the foregoing, together with interest at a rate (or any maximum lesser rate permitted by applicable law) per annum equal to the sum of the Base Rate from time to time most recently announced by Agent plus 2%.

     6.3. Agent Not Responsible. Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; however, Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as a Pledgor or Pledgors reasonably request in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of Agent to comply with any such request shall at any time not in itself be deemed a failure to exercise reasonable care.

     6.4. Additional Pledges. If the Company or any Subsidiary hereafter incorporates, acquires or otherwise obtains a Domestic Subsidiary which is also a Material Subsidiary ("New Domestic Subsidiary"), then the Company shall pledge or shall cause such Subsidiary to pledge to Agent all of the New Domestic Subsidiary's Intercompany Notes, all of its Distributions, all of its shares of capital stock and all other securities, instruments and rights from time to time received by or distributable to each Pledgor in respect of any Collateral. In addition, if the Company or any Domestic Subsidiary hereafter incorporates, acquires or otherwise obtains a Foreign Subsidiary which is also a Material Subsidiary ("New Foreign Subsidiary"), then the Company shall pledge or shall cause such Subsidiary to pledge to Agent 65% of the shares of capital stock of such New Foreign Subsidiary and all other securities, instruments and rights from time to time received by or distributable to each Pledgor in respect of any Collateral. Upon the occurrence of any of the foregoing, the Company shall execute and deliver or shall cause its Subsidiary to execute and deliver a supplement to this Agreement in the form of Exhibit B (with only such changes thereto as are agreed to by the Agent), and in the case of the Company pledging shares of a New Domestic Subsidiary or New Foreign Subsidiary, such shares shall be deemed to be Pledged Shares, and in the case of a new Subsidiary executing such supplement, such Person shall be deemed a Pledgor for all purposes hereunder.

     6.5. Successors and Assigns. This Agreement shall be binding upon each Pledgor and its successors and assigns and shall inure to the benefit of, and shall be enforceable by, the Agent and the Banks and their respective successors and assigns pursuant to the Credit Agreement.



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


     6.6. Further Assurances. Each Pledgor, jointly and severally, agrees to do such further acts and things and to execute and deliver such additional agreements, powers and instruments as the Agent may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Agent its rights, powers and remedies under this Agreement, the Credit Agreement or any other Loan Document.

     6.7. Loan Document. This Agreement is a Loan Document executed and delivered pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof. Without limiting the generality of the foregoing, the provisions of Sections 1.02 and 1.03 of the Credit Agreement shall apply to the interpretation and administration of this Agreement as if such provisions were incorporated herein, unto all references to the "Agreement" in such Sections 1.02 and 1.03 being deemed to be references to this Amended and Restated Senior Pledge Agreement.

     6.8. Waivers: Writing Required. No delay or omission by the Agent or any Bank to exercise any right under this Agreement shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. Any amendment or waiver of any provision of this Agreement must be in writing and signed by the Pledgors and the Agent, in accordance with the terms of Section 11.01 of the Credit Agreement.

     6.9. Remedies. All rights and remedies provided in this Agreement and any instrument or agreement referred to herein are cumulative and are not exclusive of any rights or remedies otherwise provided by law. Any single or par exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

     6.10. Costs and Expenses. Each Pledgor agrees to pay or reimburse the Agent and each Bank promptly after demand for all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement during the existence of an Event of Default or after acceleration of the Loans (including all costs and expenses incurred in connection with any "workout" or restructuring regarding amounts due under this Agreement, and including all costs and expenses incurred in any Insolvency Proceeding or appellate proceeding).

     6.11. Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement referred to herein shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement referred to herein.

     6.12. GOVERNING LAW AND JURISDICTION.

                   (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN
              ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED

              THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                   (b) ANY LEGAL ACTION OR PROCEEDING WILL RESPECT TO THIS
              AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF AGREEMENT, EACH OF THE PLEDGORS, THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PLEDGORS, THE COMPANY, THE AGENT, THE DESIGNATED BIDDERS AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE PLEDGORS, THE COMPANY, THE AGENT, THE DESIGNATED BIDDERS AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

     6.13. WAIVER OF JURY TRIAL. THE PLEDGORS, THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PLEDGORS, THE COMPANY, THE BANKS, THE DESIGNATED BIDDERS AND THE AGENT
EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND TO OTHER LOAN DOCUMENTS.

     6.14. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

     6.15. Headings. Section and other headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     6.16. Entire Agreement. This Agreement (a) integrates all the terms and conditions mentioned herein or incidental hereto, (b) supersedes all oral negotiations and prior writings with respect to the subject matter hereof, and
(c) is intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and as the complete and exclusive statement of the terms agreed to by the parties.



                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.




                         IDEX


                         By:  Douglas C. Lennox
                            ----------------------------------
                         Title: Treasurer
                               -------------------------------

                         Address: 630 Dundee Road, Suite 400
                                  Northbrook, Illinois 60065

                         Attention: Treasurer
                                   ----------------------------
                         Facsimile No.: (847) 498-3940



BANK OF AMERICA ILLINOIS,
as Agent


By: David A. Johanson
   ----------------------
    David A. Johnson
Title: Vice President
      -------------------

                                   SCHEDULE I

                                 PLEDGED NOTES



                                                            Principal Amount of
Subsidiary                            Date                  Intercompany Note
- ----------                           ------                 -------------------

Band-it-IDEX, Inc.                   10/24/94                  $18,411,086

Vibratech, Inc.                      10/24/94                  $11,506,929

Lubriquip, Inc.                      10/24/94                  $27,599,999

Strippit, Inc.                       10/24/94                  $15,342,572

Viking Pump, Inc.                    10/24/94                  $38,356,430

Warren Rupp, Inc.                    10/24/94                  $30,685,144

Corken, Inc.                         10/24/94                  $11,000,000

Pulsafeeder, Inc.                    10/24/94                  $56,000,000

Hale Products, Inc.                  10/24/94                  $70,000,000

Micropump, Inc.                      11/01/95                  $22,000,000

                                 SCHEDULE II


                               PLEDGED SHARES

                                                   Capital Stock
                                                   -------------
Subsidiary Issuer                       Number of Shares     Certificate Number
- -----------------                       ----------------     ------------------
Band-It-IDEX, Inc.                             100                    2
   (f/k/a Houdaille Band-It, Inc. and
   f/k/a Band-It-Houdaille, Inc.)

Vibratech, Inc.                                100                    2
   (f/k/a Houdaille Hydraulics, Inc. and
   f/k/a Hydraulics-Houdaille, Inc.)

Lubriquip, Inc.                                100                    2
   (f/k/a Houdaille Lubriquip, Inc. and
   f/k/a Lubriquip-Houdaille, Inc.)

Strippit, Inc.                                 100                    2
   (f/k/a Houdaille Strippit-DiAcro, Inc. and f/k/a Strippit-Houdaille, Inc.)

Viking Pump, Inc.                              100                    2
   (f/k/a Houdaille Viking Pump, Inc. and
   f/k/a Viking Pump-Houdaille, Inc.)

Warren Rupp, Inc.                              100                    2
   (f/k/a Houdaille Warren Rupp, Inc. and
   f/k/a Warren-Rupp-Houdaille, Inc.)

Corken, Inc.                                   100                    2
   (f/k/a CIC Acquisition Corp.)

Pulsafeeder, Inc.                              100                    2
   (f/k/a PLF Acquisition Corporation)

Hale Products, Inc.                            100                    2
   (f/k/a Hale Fire Pump Company)

Micropump, Inc.                                100                    2
   (f/k/a MC Acquisition Corp.)

                                  EXHIBIT A

                           FORM OF INTERCOMPANY NOTE


     FOR VALUE RECEIVED, the undersigned,____________________________, a _____________________ corporation ("Borrower"), promises to pay to the order of
_________________,  a _______________ corporation ("Lender"), on the demand of the Lender (or immediately upon any acceleration described in the last paragraph of this Intercompany Note), the amount that has been advanced and is then outstanding hereunder, together with interest thereon as hereinafter set forth.

     This Intercompany Note is one of the Intercompany Notes referred to and defined in that certain Amended and Restated Pledge Agreement dated as of July 17, 1996 (as amended, restated, supplemented or otherwise modified from time to time, the "Pledge Agreement") by IDEX Corporation (together with its successors and assignors, "IDEX Corporation"), a Delaware corporation and certain of its subsidiaries (including Borrower), in favor of Bank of America Illinois, as Agent for the financial institutions from time to time party to that certain Credit Agreement referred to in the Pledge Agreement. Unless otherwise defined herein, each capitalized term used herein shall have the meaning assigned thereto in the Pledge Agreement or, if not defined therein, as defined in the Credit Agreement referred to in the Pledge Agreement.

     Borrower hereby expressly acknowledges and agrees that Lender may, pursuant to the terms of the Pledge Agreement, pledge all of its rights, title and interest hereunder to the Agent (as defined in the Pledge Agreement) for the benefit of the Agent and the Banks identified in the Pledge Agreement.

     This Intercompany Note is a note under which advances, repayments and new advances may be made from time to time, provided that Lender shall not be obligated to make any advance hereunder. Advances hereunder may be requested by Borrower orally or in writing.

     The principal balance of advances outstanding from time to time under this Intercompany Note shall bear interest at a per annum rate to be agreed by Lender and Borrower from time to time; interest shall be computed on a daily basis using a year of 365 or 366 days, as the case may be, and assessed for the actual number of days elapsed. Interest shall be payable in arrears with such frequency as agreed by Borrower and Lender from time to time, but in no event less frequently than quarterly, on the last day of each such period as so agreed by Borrower and Lender and otherwise on demand.

     If any payment hereunder is due and payable on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon during such extension at the rate specified above.

     Any and all principal and interest not paid when due and owing under this Intercompany Note shall bear interest at a per annum rate equal to two percent (2.0%) plus the interest rate applicable hereunder on the date that such principal and/or interest is first due but not paid. If this Intercompany Note or any part of the indebtedness evidenced hereby is not paid when due, Borrower promises to pay all reasonable costs of collection, including, without limitation, Attorney Costs and all other reasonable expenses incurred by the holder hereof in connection therewith, whether or not suit is filed hereon.

     If any interest payable hereunder exceeds the maximum amount then permitted by applicable law, Borrower shall be obligated to pay the maximum amount then permitted by applicable law and Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest otherwise due hereunder (in the absence of such restraint imposed by applicable law) has been paid in full.

     Both the principal of and interest on this Intercompany Note are payable in lawful money of the United States of America to Lender, to such account as Lender may designate from time to time, in same day funds. At the time of each advance hereunder, and upon each repayment of amounts outstanding hereunder, Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in Lender's own books and records, in each case specifying the amount of such advance, the interest rate in effect from time to time hereunder and the amount of principal and interest paid, as the case may be; provided, that Lender's failure to make any such recordation or notation shall not affect the obligations of Borrower hereunder. Such records shall be prima facie evidence of the amount and timing of all advances, repayments and interest rate determinations.

     Presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

     THIS INTERCOMPANY NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF ILLINOIS, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     Whenever possible each provision of this Intercompany Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Intercompany Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Intercompany Note.

     Whenever in this Intercompany Note reference is made to Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Intercompany Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns. Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession of or for Borrower.

     Immediately upon any acceleration of amounts owing by IDEX Corporation under the Credit Agreement or any of the other Loan Documents (whether as the result of a declaration by the Agent or the occurrence of an Event of Default described in clause (f) or (g) of Section 9.01 of the Credit Agreement), all principal, interest and other amounts owing hereunder shall become due and payable without the requirement of any acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

                          [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned has caused this Intercompany Note to be duly executed as of ______________________.




                                 [BORROWER]

                                 By: ____________________
                                 Name: ___________________
                                 Title:___________________

                                   SCHEDULE A
                                       TO
                               INTERCOMPANY NOTE


                      Schedule of Advances and Repayments